EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS RESULTS OF OPERATIONS FOR THE

THREE- AND SIX-MONTH PERIODS ENDED JUNE 30, 2006

ATLANTA, August 7, 2006 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), today reported the Company’s consolidated results of operations for the three- and six-month periods ended June 30, 2006.

Financial Highlights

•	Estimated REIT taxable income available to holders of common stock of $15.7 million, or $0.28 per share, for the three months ended June 30, 2006;
•

GAAP consolidated net income attributable to holders of common stock of $1.6 million, or $0.03 per diluted share, for the three months ended June 30, 2006; the amounts give effect to the distribution of preferred dividends;

•

REIT portfolio assets, comprised of mortgage loans held for investment (net) and securities held to maturity and available for sale, of $6.1 billion at June 30, 2006, representing a 2% increase over the balance at March 31, 2006;

•	Mortgage loan origination volume of $1.45 billion for the three months ended June 30, 2006; and
•	New loan application volume of $1.62 billion for the three months ended June 30, 2006.

Patrick S. Flood, HomeBanc Chairman and CEO, said, “During the second quarter, we continued to focus on executing Phase II of our strategy.  Our performance during the quarter reflects this focus, as well as the effects of a number of extremely challenging market conditions including a seventeenth consecutive Fed rate increase, industry overcapacity, aggressive pricing and credit practices, and of particular importance to HomeBanc, unusual and unfavorable real estate conditions in Florida. We currently expect that these market conditions will prevail throughout 2006. While these conditions are challenging, we maintain our focus on executing our strategic plan and are hopeful that conditions will improve by mid-2007.”

Comparison of the Three Months Ended June 30, 2006 and 2005

•

Total consolidated revenues increased $5.3 million, or 19%, to $33.5 million for the second quarter of 2006, compared to $28.2 million for the same quarter of 2005, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment and investment securities;

•	Net interest income after provision for loan losses was $19.9 million for the three months ended June 30, 2006, representing an increase of $4.3 million from $15.5 million for the same period of 2005;
•	Net gain on sale of mortgage loans was $11.2 million during the period, or 77 basis points (“bps”), compared to $11.9 million, or 160 bps on loans sold in the same period of 2005;
•	Total expenses for the quarter as a percentage of average assets decreased to .49% for the second quarter of 2006 from .73% for the second quarter of 2005; and
•	Total consolidated GAAP net income available to holders of common stock was $1.6 million for the quarter ended June 30, 2006, compared to a net loss of $3.6 million for the same period of 2005.

Comparison of the Six Months Ended June 30, 2006 and 2005

•

Total consolidated revenues increased 47%, or $23.0 million, to $71.9 million for the six months ended June 30, 2006, compared to $48.9 million for the same period of 2005, due primarily to the growth in net interest income resulting from mortgage loans held for investment and investment securities and the impact of derivative financial instruments;

•	Total expenses for the six months ended June 30, 2006 as a percentage of average assets decreased to 1.07% from 1.57% for the same period of 2005; and
•	Total consolidated GAAP net income available to holders of common stock was $2.1 million for the six months ended June 30, 2006, compared to a net loss of $11.2 million for the same period of 2005.

The Company’s estimated REIT taxable income available to holders of common stock for the three- and six-month periods ended June 30, 2006 was $15.7 million and $36.1 million, respectively. Estimated REIT taxable income available to holders of common stock, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that estimated REIT taxable income available to holders of common stock is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is net income (loss) attributable to holders of common stock which reflects the impact of dividends on preferred stock. Estimated REIT taxable income available to holders of common stock should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The Company uses estimated REIT taxable income available to holders of common stock as a basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between net income attributable to holders of common stock and estimated REIT taxable income available to holders of common stock in the periods are intercompany gains or losses on the sale of loans from our taxable REIT subsidiary (“TRS”) to HomeBanc that are excluded under GAAP in the Company’s consolidated financial statements, amortization of those gains or losses and the creation of mortgage servicing rights, which give rise to income under Statement of Financial Accounting Standards (“SFAS”) No. 140 but are excluded from income for income tax purposes.

The following table presents a reconciliation of (loss) income before income taxes to net income attributable to holders of common stock and to estimated REIT taxable income available to holders of common stock for the three- and six-month periods ended June 30, 2006:

($ in thousands)	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
(Loss) income before income taxes	$(256)	$34
Income tax benefit	(3,126)	(3,822)
Net income (loss)	2,870	3,856
Preferred stock dividend	(1,250)	(1,986)
Cumulative effect of change in accounting principle	----	270
Net income available to holders of common stock	1,620	2,140
Income tax benefit	(3,126)	(3,822)
Book/tax differences(1)	(9,522)	(7,550)
Taxable loss of REIT subsidiaries	26,730	45,371
Estimated REIT taxable income available to holders of common stock(2)	$15,702	$36,139

(1)

Consists of various transactions and balances that are treated differently for GAAP and income tax purposes, including both permanent and temporary differences.  Common differences include intercompany gains or losses on the sale of loans from our TRS to HomeBanc Corp., which are excluded from income under SFAS No. 65, as amended, but are included in income for income tax purposes; the amortization of these intercompany gains or losses; and the creation of mortgage servicing rights, which give rise to income under SFAS No. 140 but are excluded from income for income tax purposes.

(2)

We define estimated REIT taxable income available to holders of common stock to be estimated REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement, less dividends applicable to preferred stock. A REIT is required to distribute at least 90% of its REIT taxable income, which, in general, includes all dividends received from TRSs (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by TRSs), plus 90% of net after-tax income from foreclosure property.

Revenues

Net interest income after provision for loan losses was $19.9 million for the three months ended June 30, 2006, an increase of $4.3 million, from $15.5 million for the same period of 2005. This increase is primarily due to the growth in net interest income resulting from the accumulation of mortgage loans held for investment and the mortgage backed securities (“MBS”) investment strategy initiated in the fourth quarter of 2005. The Company’s portfolio of loans held for investment and securities held to maturity and available for sale increased 38% to $6.1 billion at June 30, 2006 from $4.4 billion at June 30, 2005. The Company’s net gain on sale of mortgage loans for the three months ended June 30, 2006 was $11.2 million. The Company sold $1.5 billion of loans during the period.

Origination Volume

Mr. Flood added, “For the first time in our history, we are experiencing a downturn that is consistent with the downturn in the national market, largely as a result of the unfavorable conditions prevailing in our Florida markets. Accelerated housing appreciation, combined with five recent hurricanes and the subsequent increase in insurance costs and higher interest rates, are all weighing heavily on the Florida market.  However, based on long-term demographic trends and a 3.3% unemployment rate, we expect that Florida will recover and again be a positive contributor to our long-term growth plans.”

The Mortgage Bankers Association Long-Term Mortgage Finance Forecast dated July 12, 2006 (the “MBA Forecast”) predicts an 18% decline in total mortgage originations in 2006 as compared to 2005. Our total mortgage originations decreased by approximately 19% during the second quarter of 2006 compared to the second quarter of 2005.

The Company’s decline of total originations in the period was driven by a significant decline in our Florida markets of approximately 28%, which is the Company’s largest market, accounting for approximately 48% of total originations for the first six months of 2006. The Florida Association of Realtors’ website estimated a 30% decrease in sales of existing homes during the second quarter of 2006 compared to the same period in the prior year. In the Company’s two other markets, Georgia experienced a decline of 14% and North Carolina experienced an increase of 28% in the current quarter when compared to the prior-year period.

Loans Held for Investment

Loans held for investment of $4.8 billion at June 30, 2006, together with MBS held to maturity and available for sale of $1.3 billion, were 2% greater than loans held for investment of $5.3 billion and MBS held to maturity and available for sale of $654 million at March 31, 2006. The net interest margin was 1.33% for the three months ended June 30, 2006. The duration gap for the portfolio as measured by the net interest reset period was estimated to be 0.4 months at June 30, 2006. During the quarter, $210 million of loans were transferred to the REIT portfolio and $355 million of loans were repaid, representing an annualized constant prepayment rate of 24%. During the quarter, the Company changed its intent with respect to $357 million of loans held for investment and transferred the loans to mortgage loans held for sale. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred from the TRS to the REIT or vice versa.

The following table presents the Company’s net interest margin for the three- and six-month periods ended June 30, 2006:

$ in thousands	Average Balance	Revenue/ (Expense)	Estimated Annualized Rate/Yield
Three months ended June 30, 2006
Mortgage loans	$5,604,744	$87,004	6.23%
Mortgage-backed securities	836,616	10,771	5.16
Borrowings to finance mortgage loans	5,544,198	(77,450)	(5.60)
Mortgage-backed security repurchase agreements	743,866	(8,632)	(4.65)
Impact of derivative financial instruments		9,670	0.62
Net interest margin		$21,363	1.33%

Six months ended June 30, 2006
Mortgage loans	$5,689,218	$172,031	6.10%
Mortgage-backed securities	611,611	16,130	5.32
Borrowings to finance mortgage loans	5,591,253	(147,928)	(5.34)
Mortgage-backed security repurchase agreements	559,690	(12,494)	(4.50)
Impact of derivative financial instruments		22,502	0.74
Net interest margin		$50,241	1.61%

Loan Servicing

The Company serviced $6.9 billion of unpaid principal balance of loans, excluding loans held for sale, related to 33,636 mortgage loans at June 30, 2006, of which 25,252 loans were owned by the Company and 8,384 loans were serviced for third party investors. The loan servicing portfolio carried a weighted average annual servicing fee of 0.303% at June 30, 2006. The mortgage loans held by the Company on a unit basis had a 90-day or greater delinquency rate of 0.37%. The mortgage loans held by the Company on an unpaid principal balance basis had a 90-day or greater delinquency rate of 0.36%, inclusive of foreclosures and delinquent bankruptcy loans, at June 30, 2006.

Operating Highlights

($ in millions) Loan Originations:	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	% Change
Total Originations	$1,448	$1,793		(19)%
Purchase	1,158	1,357		(15)
Refinance	290	436		(34)
ARM	869	1,321		(34)
Fixed	579	472		23
Loans sold to third parties	1,456	746		95
Loan applications	1,624	2,283		(29)
Total strategic marketing alliances (SMA) – at period-end	218	235		(7)%
Realtors	118	108		9
Builders	100	127		(21)
Total SMA locations – at period-end Realtors	250 150	270 143		(7 5)%
Builders	100	127		(21)
($ in millions) Loans Held for Investment:		As of and for the June 30, 2006	three months ended March 31, 2006
Loans held for investment (“LHFI”), net		$ 4,789	$ 5,292
Securities available for sale		1,078	443
Securities held to maturity		201	211
Total portfolio		$ 6,068	$ 5,946
Portfolio composition (LHFI)
1-month interest-only ARMs		5.0%	5.6%
6-month interest-only ARMs		11.8	13.0
3-year fixed interest-only ARMs		11.1	11.5
5-year fixed interest-only ARMs		50.8	48.3
7-year fixed interest-only ARMs		16.3	16.0
10-year fixed interest-only ARMs		0.7	0.7
All other mortgage loans		4.3	4.9
Total		100.0%	100.0%

Average decision FICO score		724	723
Average loan to value (“LTV”)		77.2%	79.9%
Average combined loan to value (“CLTV”)		86.3%	85.8%
Geographic concentration (total portfolio):
Florida		52%	53%
Georgia		42	41

North Carolina	5	5
Other	1	1

($ in millions) Loan Servicing:	As of and for the June 30, 2006	three months ended March 31, 2006	% Change
Total servicing portfolio (excluding loans held for sale at TRS)	$6,904	$6,742	2%
Loans serviced for third parties	2,115	1,450	46
Loans serviced for REIT	4,789	5,292	(9)
Real estate owned (REIT and TRS)	5,803	3,145
Weighted average service fee – securitized	0.287%	0.289%
Weighted average service fee – third parties	0.344	0.384
Weighted average service fee – all loans	0.303	0.307
REIT portfolio delinquency of 90 days or more – per unit basis	0.37	0.32
REIT portfolio delinquency of 90 days or more – unpaid principal balance basis	0.36	Not reported

Important Note: Certain amounts in this press release have been rounded for presentation purposes. Calculations appearing herein are based on the actual underlying amounts and may vary from the calculations that would result from use of the rounded amounts. Delinquency data is reported using the MBA method.

Dividend Reinvestment and Stock Purchase Plan

The Company offers a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan offers a convenient and economical way for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may also reinvest cash dividends and make periodic cash payments to purchase additional shares. If you have questions or would like to enroll in the Plan, please contact the Plan administrator, Computershare Trust Company, N.A. (“Computershare”) at 800-697-8199 (toll free). You also can enroll through Computershare’s website, www.computershare.com.

Conference Call

HomeBanc Corp. will host a conference call on Tuesday, August 8, 2006 at 10:30 a.m. Eastern time to discuss second quarter results. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 2786112. You may also listen to the call under the Investor Relations section of the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial/Statistical Information and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until August 22, 2006. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available through August 15, 2006. To access this recording, dial 800-642-1687 and conference ID 2786112.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the stability of the Company’s net interest margin; estimated REIT taxable income available to holders of common stock; statements regarding expectations and guidance of increased mortgage originations for the Company for 2006 and 2007, total industry mortgage originations for 2006, and growth in the Company’s portfolio of retained mortgage loans; statements regarding the improvement of prevailing market conditions and mortgage origination volumes in Florida; statements regarding validation of our operating model and the Company’s ability to achieve continued success in execution of our strategy.

Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix, our interest sensitive assets and liabilities and our net interest margin; unanticipated changes in the Florida market for mortgage loans, or the deterioration of economic and real estate market conditions in Florida, generally; risks associated with expansion of our business, including expansion into new geographic markets, introduction of new mortgage loan products or growth through acquisitions; mortgage loan prepayment assumptions and estimated lives of loans and the estimates used to value our mortgage servicing rights; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; risks related to the Company’s execution of its Phase II business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for loan and contingency losses and other estimates including estimates about loan prepayment rates and the estimates used to value our mortgage servicing rights, and the estimates and assumptions utilized in our hedging strategy; risks in our ability to retain experienced loan officers; risks inherent in the application of our accounting policies as described in the footnotes to financial statements included in our filings with the SEC; risks of maintaining securities held available for sale whose value must be marked to market in our periodic financial statements; pricing pressure that could negatively impact gain on sale relative to the amount of loans sold; and the other risks described in the Company’s SEC reports and filings, including, without limitation, under the captions “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.”

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the Company’s financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, which will be filed with the SEC by August 9, 2006.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
		(Dollars in thousands, except per share data)
Revenues:
Net interest income:
Interest income:
Mortgage loans, including fees	$87,004	$56,852	$172,031	$98,903
Securities available for sale	7,793	—	10,605	—
Securities held to maturity	2,978	—	5,525	—
Total interest income	97,775	56,852	188,161	98,903
Interest expense:
Short-term borrowings	(22,536)	(9,363)	(35,576)	(21,141)
Long-term borrowings	(53,876)	(31,268)	(102,344)	(49,906)
Total interest expense	(76,412)	(40,631)	(137,920)	(71,047)
Net interest income	21,363	16,221	50,241	27,856
Provision for loan losses	1,503	675	1,542	1,203
Net interest income after provision for loan losses	19,860	15,546	48,699	26,653
Net gain on sale of mortgage loans	11,166	11,952	18,217	20,535
Other revenue	2,432	654	5,014	1,718
Total revenues	33,458	28,152	71,930	48,906
Expenses:
Salaries and associate benefits, net	15,017	15,402	33,840	30,458
Marketing and promotions	6,333	6,512	12,935	12,866
Occupancy and equipment expense	3,994	3,520	8,141	7,325
Depreciation and amortization	2,049	1,949	4,282	3,823
Minority interest	42	101	94	125
Other operating expense	6,279	5,974	12,604	10,681
Total expenses	33,714	33,458	71,896	65,278
Income (loss) before income taxes	(256)	(5,306)	34	(16,372)
Income tax benefit	(3,126)	(1,664)	(3,822)	(5,172)
Income (loss) before cumulative effect of change in
accounting principle	$2,870	$(3,642)	$3,856	$(11,200)
Cumulative effect of change in accounting principle, net
of taxes of $171	—	—	270	—
Net income (loss)	$2,870	$(3,642)	$4,126	$(11,200)
Net income (loss) attributable to common shareholders	$1,620	$(3,642)	$2,140	$(11,200)
Earnings (loss) per share of common stock outstanding:
Income (loss) before cumulative effect of change in
accounting principle
Basic	$0.03	$(0.06)	$0.03	$(0.21)
Diluted	$0.03	$(0.06)	$0.03	$(0.21)
Cumulative effect of change in accounting principle
Basic	$—	$—	$0.00	$—
Diluted	$—	$—	$0.00	$—
Net income (loss)
Basic	$0.03	$(0.06)	$0.04	$(0.21)
Diluted	$0.03	$(0.06)	$0.04	$(0.21)
Dividends declared per share of common stock
outstanding	$0.26	$0.19	$0.26	$0.19
Weighted average shares of common stock outstanding:
Basic	56,358,255	56,431,573	56,389,449	54,074,854
Diluted	57,895,364	56,431,573	57,700,391	54,074,854

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2006	December 31, 2005
	(Dollars in thousands, except per share data)
Assets
Cash	$ 22,924	$ 41,505
Restricted cash	113,767	15,744
Mortgage loans held for sale, net	414,941	195,231
Mortgage loans held for investment, net of allowance of $4,269 and $3,691, respectively	4,789,037	5,449,376
Mortgage servicing rights, net	25,590	10,088
Receivable from custodian	107,807	128,641
Trading securities	4,669	—
Securities available for sale	1,077,522	111,256
Securities held to maturity (fair value of $197,756 and $68,628, respectively)	201,294	68,425
Accrued interest receivable	21,986	18,284
Premises and equipment, net	45,107	41,672
Goodwill, net	39,995	39,995
Deferred tax asset, net	27,380	23,762
Other assets	123,580	108,733
Total assets	$ 7,015,599	$ 6,252,712
Liabilities and shareholders’ equity
Warehouse lines of credit	$ 354,603	$ 344,269
Aggregation credit facilities	305,132	118,685
Repurchase agreements	1,149,303	215,927
Loan funding payable	105,413	69,405
Accrued interest payable	9,587	6,039
Other liabilities	182,923	103,479
Collateralized debt obligations	4,381,808	5,026,598
Junior subordinated debentures representing obligations for trust preferred securities	134,022	51,547
Total liabilities	6,622,791	5,935,949
Minority interest	38	62

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock – par value $.01 per share; 25,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	47,992	—
Common stock – par value $.01 per share; 150,000,000 shares authorized; 56,642,413 and 56,628,969 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	566	566
Additional paid-in capital	319,259	336,225
Accumulated deficit	(53,459)	(57,585)
Treasury stock, at cost (19,482 and 6,647 shares at June 30, 2006 and December 31, 2005, respectively)	(156)	(69)
Unearned compensation	—	(1,546)
Accumulated other comprehensive income	78,568	39,110
Total shareholders’ equity	392,770	316,701
Total liabilities and shareholders’ equity	$ 7,015,599	$ 6,252,712

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